CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2010, relating to the financial statements and financial highlights which appear in the October 31, 2010 Annual Report to Shareholders of Invesco Asia Pacific Growth Fund, Invesco European Growth Fund, Invesco Global Growth Fund, Invesco Global Small & Mid Cap Growth Fund, Invesco International Core Equity Fund and Invesco International Growth Fund, six of the funds constituting AIM International Mutual Funds (Invesco International Mutual Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
March 2, 2011